Exhibit 99.1

Bank of the James Announces Third Quarter, Nine Months of 2019

Financial Results and Declaration of Dividend

LYNCHBURG, Va., October 18, 2019 — Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving Region 2000 (Greater Lynchburg MSA), and the Charlottesville, Harrisonburg, Roanoke, Blacksburg, and Lexington, Virginia markets, today announced unaudited results for the three months and nine months ended September 30, 2019.

Net income for the three months ended September 30, 2019 was $1.47 million or $0.34 per diluted share, compared with $1.40 million or $0.32 per diluted share for the three months ended September 30, 2018. Net income for the nine months ended September 30, 2019 was $4.09 million or $0.93 per diluted share, compared with $3.83 million or $0.87 per diluted share for the nine months ended September 30, 2018.

Robert R. Chapman III, President and CEO, commented: “Our Company continued to generate steady earnings growth, driven by a diverse range of products and services and increased production and productivity from the expanded size and scope of our organization. In the third quarter of 2019, commercial and retail banking performed well, with a particularly strong quarter in residential mortgage originations. Our ability to generate consistent growth in mortgage originations throughout the franchise has been an ongoing highlight for the Company, contributing significantly to noninterest income growth.

“Commercial lending has been steadily increasing as we continue to develop activity in our Charlottesville, Roanoke, Harrisonburg and most recently Lexington, Virginia, markets. This has complemented strong performance in the Region 2000 market. Credit quality has been excellent, with a low provision for loan losses that has supported quality earnings.

“We established a Lexington office several months ago, and expect to open a new office in Rustburg, Virginia this fall, which we anticipate will support banking activity, and particularly deposit-gathering in Campbell County. We are pleased that even while making investments in personnel and infrastructure to reach a broader customer base, the Company’s value to shareholders has consistently grown.”

Highlights

•

Loans, net of the allowance for loan losses, were a Company-record $551.01 million at September 30, 2019, increasing by approximately $21 million during the first nine months of 2019 from $530.02 million at December 31, 2018.

•

Commercial loan growth was highlighted by expanded commercial real estate (CRE) lending throughout the Company’s served markets. Non-owner occupied CRE loans were $177.95 million at September 30, 2019, up 7.8% compared with a year earlier.

•

Total interest income primarily reflected year-over-year commercial loan growth. In the third quarter of 2019, total interest income was $7.60 million compared with $6.98 million in the third quarter of 2018. For the nine months of 2019, total interest income rose to $22.22 million from $19.86 million.

•

Income from gains on sales of residential mortgages to the secondary market and fees from corporate treasury services have generated increased total noninterest income throughout the year. Noninterest income in the third quarter of 2019 was $2.16 million compared with $1.32 million in the three months of 2018. In the nine months of 2019 noninterest income increased to $5.04 million, compared with $3.95 million in the nine months of 2018.

•

Reflecting the Company’s emphasis on growing its deposit base, total deposits rose to $633.03 million at September 30, 2019, compared with $612.04 million at December 31, 2018. Core deposits (noninterest-bearing demand, NOW, savings and money market accounts) comprised approximately 70% of the Company’s total deposits.

•	Total assets rose to a Company-record $708.11 million at September 30, 2019, with consistently high asset quality.

•

New full-service facilities are now open in Charlottesville and Roanoke, as the Company recently established its second full-service branches in both markets. The Company has opened an office in Lexington, and plans to open an office in Rustburg, Virginia in the fall of 2019.

•

Expansion and growth have generated value. Total stockholders’ equity increased to $61.04 million at September 30, 2019, compared to $55.14 million at December 31, 2018. Tangible book value per share rose to $13.94, compared to $12.59 at December 31, 2018 and $12.13 at September 30, 2018.

•

Based on the results achieved in the third quarter of 2019, on October 15, 2019 the Company’s board of directors approved a $0.06 per share dividend payable to stockholders of record on November 29, 2019, to be paid on December 13, 2019.

Third Quarter, Nine Months of 2019 Operational Review

Total interest income was $7.60 million in the third quarter of 2019, up from $6.98 million a year earlier, reflecting loan growth and adjustable rate loans that repriced to reflect prevailing interest rates. Income from lending represented more than 90% of total interest income. Interest expense rose year-over-year, primarily reflecting a larger deposit base and rate increases in demand and time deposits.

Net interest income after provision for loan losses was $6.06 million for the three months ended September 30, 2019, compared with $5.80 million for the same period a year earlier. Commercial lending growth and modest loan yield increases contributed to the net interest margin of 3.75% in the third quarter of 2019 and an interest spread of 3.64%.

For the nine months of 2019, total interest income rose nearly 12% to $22.22 million at September 30, 2019 from $19.86 million from at September 30, 2018. Total interest expense increased year-over-year, reflecting a larger deposit base and modest rate increases on interest-bearing deposits. In the third quarter of 2019, net interest income was $6.17 million compared with $5.99 million in the third quarter of 2018. For the nine months of 2019, net interest income was $18.45 million, up 8% from $17.12 million for the nine months of 2018. The net interest margin was 3.83% for the nine months ended September 30, 2019 and the interest spread was 3.67%.

J. Todd Scruggs, Executive Vice President and CFO, commented: “We maintained our margin and spread throughout 2019, even as interest paid on deposits increased. We also experienced some downward pressure on loan yields tied to the prime interest rate as the Federal Reserve lowered rates, and we anticipate that increased cost of liabilities may put further pressure on margins in the fourth quarter. We continue to exercise discipline in the rates we pay on deposits, which enables the Company to minimize costlier borrowings.”

Noninterest income, including gains from the sale of residential mortgages to the secondary market, revenue contributions from BOTJ Investment Services, and fee income from the Bank’s line of treasury management services for commercial customers was $2.16 million in the third quarter of 2019 compared with $1.32 million in the third quarter of 2018. Gains on sales of loans grew primarily due to increased presence in Roanoke and Blacksburg and was also bolstered by the favorable interest rate environment. In the third quarter of 2019, gains on sale of loans held for sale was $1.34 million compared with $767,000 in the third quarter of 2018. In the nine months of 2019, noninterest income rose to $5.04 million compared with $3.95 million in the nine months of 2018.

Noninterest expense for the three and nine months ended September 30, 2019 increased, primarily reflecting increased personnel, marketing, and equipment costs related to market expansion as well as credit expenses associated with origination of residential mortgage loans.

In the third quarter of 2019, Return on Average Assets (ROAA) was 0.83% and Return on Average Equity (ROAE) was 9.84%. In the nine months of 2019, ROAA was 0.79% and ROAE was 9.36%. The Company’s efficiency ratio was higher in both periods compared to a year earlier, primarily reflecting the addition of personnel and facilities and an increase in variable compensation related to increased production in the mortgage and investment divisions.

Balance Sheet Review: Steady Loan and Deposit Growth, Asset Quality

Total assets increased to a Company-record $708.11 million at September 30, 2019, highlighted by loans, net of allowance, of $551.01 million, up from $530.02 million at December 31, 2018 and $524.10 million at September 30, 2018. Reflecting strong residential mortgage originations, loans held-for-sale at September 30, 2019 were $5.63 million compared with $1.67 million at December 31, 2018 and $2.53 million at September 30, 2018. Fair value of securities available-for-sale was $54.40 million at September 30, 2019 compared to $52.73 million at December 31, 2018.

The loan portfolio continued to provide balanced performance and year-over-year growth. Although the overall loan portfolio was slightly down from the end of the second quarter ended June 30, 2019, the decrease was expected due to pay-downs associated with the completion of commercial construction projects. Commercial lending has led the Company’s loan growth through the first nine months of 2019. Non-owner occupied commercial real estate (primarily commercial and investment property), was $177.95 million at September 30, 2019 compared with $165.01 million a year earlier. Owner-occupied commercial real estate was $106.26 million at September 30, 2019, up from $103.65 million at September 30, 2018.

“We continue to build momentum in commercial lending throughout our served markets, and, importantly, have maintained strong asset quality as we have grown,” explained Michael A. Syrek, Executive Vice President and Chief Loan Officer. “Our focus continues to be on establishing and maintaining long-lasting partnerships with clients. We are providing the loan, deposit and electronic treasury products to meet a wide range of our clients’ financial needs, and we have the flexibility to quickly respond to their ongoing requirements.”

Total deposits at September 30, 2019 were $633.03 million, up from $612.04 million at December 31, 2018, led by expanded core deposits, which comprised 70% of total deposits. Interest-bearing demand deposits were $350.89 million at September 30, 2019 compared with $331.30 million at December 31, 2018. Noninterest bearing demand deposits were $90.43 million at September 30, 2019 compared with $91.36 million at December 31, 2018.

Asset quality remained strong, with a ratio of nonperforming loans to total loans of 0.32% at September 30, 2019, compared to 0.55% at December 31, 2018. The allowance for loan losses to total loans was 0.86% at September 30, 2019 compared with 0.86% at December 31, 2018. Lower levels of nonperforming loans contributed to a 270% ratio of allowance for loan losses to nonperforming loans compared with 156% at December 31, 2018.

Chapman noted: “We believe our longstanding trend of maintaining strong asset quality while consistently growing commercial loans and originating quality residential mortgage loans makes a strong statement about the credit policies and procedures in place. It also speaks to the strong judgment of our people involved in determining creditworthiness, and their commitment to analyzing every borrower and situation. Prudent lending and disciplined credit analysis has greatly contributed to the quality of our earnings.”

As noted in the highlights, total stockholders’ equity and tangible book value per share increased at September 30, 2019 as compared to the prior year end. Retained earnings increased to $19.82 million at September 30, 2019 from $16.52 million at December 31, 2018. The Bank’s regulatory capital ratios continued to exceed accepted regulatory standards for a well-capitalized institution.

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The bank currently services customers in Virginia from offices located in Altavista, Amherst, Appomattox, Bedford, Blacksburg, Charlottesville, Forest, Harrisonburg, Lexington, Lynchburg, Madison Heights, and Roanoke. The bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of the Company. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.

tscruggs@bankofthejames.com

FINANCIAL STATEMENTS FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

Dollar amounts in thousands, except per share data

Unaudited

Selected Data:	Three months ending Sep 30, 2019	Three months ending Sep 30, 2018	Change	Year to date Sep 30, 2019	Year to date Sep 30, 2018	Change
Interest income	$7,596	$6,980	8.83%	$22,220	$19,860	11.88%
Interest expense	1,431	990	44.55%	3,773	2,736	37.90%
Net interest income	6,165	5,990	2.92%	18,447	17,124	7.73%
Provision for loan losses	108	190	-43.16%	434	527	-17.65%
Noninterest income	2,161	1,319	63.84%	5,039	3,946	27.70%
Noninterest expense	6,373	5,364	18.81%	17,947	15,767	13.83%
Income taxes	371	351	5.70%	1,020	949	7.48%
Net income	1,474	1,404	4.99%	4,085	3,827	6.74%
Weighted average shares outstanding - basic	4,378,436	4,378,436	—	4,378,436	4,378,436	—
Weighted average shares outstanding - diluted	4,385,331	4,378,436	6,895	4,383,128	4,378,466	4,662
Basic net income per share	$0.34	$0.32	$0.02	$0.93	$0.87	$0.06
Fully diluted net income per share	$0.34	$0.32	$0.02	$0.93	$0.87	$0.06

Balance Sheet at period end:	Sep 30, 2019	Dec 31, 2018	Change	Sep 30, 2018	Dec 31, 2017	Change
Loans, net	$551,005	$530,016	3.96%	$524,104	$491,022	6.74%
Loans held for sale	5,630	1,670	237.13%	2,529	2,626	-3.69%
Total securities	58,090	56,427	2.95%	56,036	61,025	-8.18%
Total deposits	633,033	612,043	3.43%	607,447	567,493	7.04%
Stockholders’ equity	61,039	55,143	10.69%	53,117	51,665	2.81%
Total assets	708,114	674,897	4.92%	668,438	626,341	6.72%
Shares outstanding	4,378,436	4,378,436	—	4,378,436	4,378,436	—
Book value per share	$13.94	$12.59	$1.35	$12.13	$11.80	$0.33

Daily averages:	Three months ending Sep 30, 2019	Three months ending Sep 30, 2018	Change	Year to date Sep 30, 2019	Year to date Sep 30, 2018	Change
Loans, net	$558,483	$522,944	6.80%	$547,833	$511,573	7.09%
Loans held for sale	4,435	3,134	41.51%	3,471	3,096	12.11%
Total securities	55,528	60,281	-7.88%	57,779	61,302	-5.75%
Total deposits	628,110	602,549	4.24%	621,572	590,319	5.29%
Stockholders’ equity	59,415	54,967	8.09%	58,350	53,917	8.22%
Interest earning assets	651,644	625,693	4.15%	644,363	614,290	4.90%
Interest bearing liabilities	546,657	519,235	5.28%	536,261	490,947	9.23%
Total assets	701,007	663,685	5.62%	690,015	651,489	5.91%

Financial Ratios:	Three months ending Sep 30, 2019	Three months ending Sep 30, 2018	Change	Year to date Sep 30, 2019	Year to date Sep 30, 2018	Change
Return on average assets	0.83%	0.84%	(0.01)	0.79%	0.79%	—
Return on average equity	9.84%	10.13%	(0.29)	9.36%	9.49%	(0.13)
Net interest margin	3.75%	3.80%	(0.05)	3.83%	3.73%	0.10
Efficiency ratio	76.54%	73.39%	3.15	76.42%	74.83%	1.59
Average equity to average assets	8.48%	8.28%	0.20	8.46%	8.28%	0.18

Allowance for loan losses:	Three months ending Sep 30, 2019	Three months ending Sep 30, 2018	Change	Year to date Sep 30, 2019	Year to date Sep 30, 2018	Change
Beginning balance	$4,724	$4,688	0.77%	$4,581	$4,752	-3.60%
Provision for losses	108	190	-43.16%	434	527	-17.65%
Charge-offs	(100)	(324)	-69.14%	(319)	(879)	-63.71%
Recoveries	41	7	485.71%	77	161	-52.17%
Ending balance	4,773	4,561	4.65%	4,773	4,561	4.65%

Nonperforming assets:	Sep 30, 2019	Dec 31, 2018	Change	Sep 30, 2018	Dec 31, 2017	Change
Total nonperforming loans	$1,771	$2,939	-39.74%	$2,350	$4,308	-45.45%
Other real estate owned	2,242	2,431	-7.77%	2,455	2,650	-7.36%
Total nonperforming assets	4,013	5,370	-25.27%	4,805	6,958	-30.94%
Troubled debt restructurings - (performing portion)	413	424	-2.59%	428	440	-2.73%

Asset quality ratios:	Sep 30, 2019	Dec 31, 2018	Change	Sep 30, 2018	Dec 31, 2017	Change
Nonperforming loans to total loans	0.32%	0.55%	(0.23)	0.44%	0.87%	(0.43)
Allowance for loan losses to total loans	0.86%	0.86%	0.00	0.86%	0.96%	(0.10)
Allowance for loan losses to nonperforming loans	269.51%	155.87%	113.64	194.09%	110.31%	83.78

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

Assets	(unaudited) 9/30/2019	12/31/2018
Cash and due from banks	$27,315	$26,725
Federal funds sold	22,141	23,600

Total cash and cash equivalents	49,456	50,325

Securities held-to-maturity (fair value of $3,938 in 2019 and $3,515 in 2018)	$3,690	$3,700
Securities available-for-sale, at fair value	54,400	52,727
Restricted stock, at cost	1,506	1,462
Loans, net of allowance for loan losses of $4,773 in 2019 and $4,581 in 2018	551,005	530,016
Loans held for sale	5,630	1,670
Premises and equipment, net	16,365	13,233
Software, net	213	193
Interest receivable	1,755	1,742
Cash value—bank owned life insurance	13,606	13,359
Other real estate owned	2,242	2,431
Income taxes receivable	83	1,102
Deferred tax asset	1,085	1,755
Other assets	7,078	1,182

Total assets	$708,114	$674,897

Liabilities and Stockholders’ Equity
Deposits
Noninterest bearing demand	$90,426	$91,356
NOW, money market and savings	350,885	331,298
Time	191,722	189,389

Total deposits	633,033	612,043

Capital notes	5,000	5,000
Interest payable	167	127
Other liabilities	8,875	2,584

Total liabilities	$647,075	$619,754

Stockholders’ equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding 4,378,436 as of September 30, 2019 and December 31, 2018	$9,370	$9,370
Additional paid-in-capital	31,575	31,495
Accumulated other comprehensive income (loss)	277	(2,243)
Retained earnings	19,817	16,521

Total stockholders’ equity	$61,039	$55,143

Total liabilities and stockholders’ equity	$708,114	$674,897

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Interest Income	2019	2018	2019	2018
Loans	$7,080	$6,460	$20,550	$18,329
Securities
US Government and agency obligations	176	187	545	571
Mortgage backed securities	54	62	171	196
Municipals	77	83	239	248
Dividends	9	9	60	40
Other (Corporates)	23	23	70	70
Interest bearing deposits	88	60	253	151
Federal Funds sold	89	96	332	255

Total interest income	7,596	6,980	22,220	19,860

Interest Expense
Deposits
NOW, money market savings	414	261	1,082	684
Time Deposits	876	597	2,294	1,641
FHLB borrowings	—	—	—	17
Finance leases	41	—	41	—
Brokered time deposits	50	82	206	244
Capital notes	50	50	150	150

Total interest expense	1,431	990	3,773	2,736

Net interest income	6,165	5,990	18,447	17,124
Provision for loan losses	108	190	434	527

Net interest income after provision for loan losses	6,057	5,800	18,013	16,597

Noninterest income
Gains on sale of loans held for sale	1,337	767	3,103	2,260
Service charges, fees and commissions	448	446	1,348	1,375
Increase in cash value of life insurance	80	86	247	255
Other	5	20	50	56
Gain on sales of available-for-sale securities	291	—	291	—

Total noninterest income	2,161	1,319	5,039	3,946

Noninterest expenses
Salaries and employee benefits	3,356	2,853	9,437	8,398
Occupancy	414	388	1,252	1,143
Equipment	527	414	1,521	1,191
Supplies	163	124	467	413

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Professional, data processing, and other outside expense	887	761	2,561	2,413
Marketing	228	165	649	492
Credit expense	195	140	478	377
Other real estate expenses	200	110	340	236
FDIC insurance expense	87	99	275	299
Other	316	310	967	805

Total noninterest expenses	6,373	5,364	17,947	15,767

Income before income taxes	1,845	1,755	5,105	4,776
Income tax expense	371	351	1,020	949

Net Income	$1,474	$1,404	$4,085	$3,827

Weighted average shares outstanding - basic	4,378,436	4,378,436	4,378,436	4,378,436

Weighted average shares outstanding - diluted	4,385,331	4,378,436	4,383,128	4,378,466

Net income per common share - basic	$0.34	$0.32	$0.93	$0.87

Net income per common share - diluted	$0.34	$0.32	$0.93	$0.87